EXHIBIT B
                                CSW Energy, Inc.
                              Statements of Income
                 For the Years Ended December 31, 1996 and 1995
                                   (Unaudited)
                                    ($000's)


Income:                                              12/31/96        12/31/95
                                                    -----------    -----------

            Income from Equity Investments         $     15,795   $     14,161
            Interest Income                               1,232         15,357
            Misc. Income                                  1,923          7,320
                                                    -----------    -----------
                                                         18,950         36,838


Expenses:
            Depreciation and Amortization                 4,277          1,409
            Outside Services                              6,581          3,997
            Interest Expense                              9,847          9,811
            General and Administrative Expense, net      15,945          7,780
                                                    -----------    -----------
                                                         36,650         22,997

Net Loss Before Tax                                     (17,700)        13,841

(Credit)/Expense  for Income Taxes                       (6,926)         5,727
                                                    -----------    -----------

Net Income/(Loss)                                  $    (10,774)  $      8,114
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